UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 18, 2016

EASTMAN CHEMICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive, Kingsport, TN	37662
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (423) 229-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 -- Other Events
As previously announced in January 2016, Eastman Chemical Company (the "Company") has changed its organizational and management structure following completion of the integration of recently acquired businesses to better align similar strategies and business models. As a result, beginning first quarter of 2016, the Company's products and operations are managed and reported in four operating segments: Additives & Functional Products, Advanced Materials, Fibers, and Chemical Intermediates. Beginning with the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, the Company will report its results in these four segments. For comparability purposes, this report presents selected quarterly unaudited financial information recast for changes in segments for the years ended December 31, 2015, 2014, and 2013.

Because the operating results of the new segments for prior years will not be reported until the Form 10-Q is filed for each quarter of 2016 and the Form 10-K for 2016, management desires to provide more timely information to investors to enhance understanding of operating performance of the Company's new segments. As a result, the Company is filing this Current Report on Form 8-K to supplement financial disclosures included in the Company's previously filed reports and to recast previously disclosed segment financial information under the new reporting structure. The recast of the previous segment financial information is not a restatement of previous financial statements and does not affect the Company's consolidated reported net income, earnings per share, operating income, or total assets or liabilities for any of the previously reported periods.

Item 9.01(d) -- Exhibits

The following exhibit is filed pursuant to Item 9.01:

Exhibit 99.01 Unaudited Financial Information Recast for Changes in Segments

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN CHEMICAL COMPANY
	By:	/s/ Scott V. King
	Name:	Scott V. King
	Title:	Vice President, Corporate Controller and Chief Accounting Officer
Date: April 18, 2016